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                                                                    EXHIBIT 11.1



                SCHEDULE RE:  COMPUTATION OF EARNINGS PER SHARE





                                                 1996                1997               1998
                                              ----------          -----------       ------------
Net loss                                      $ (110,044)         $(1,374,493)      $(10,527,054)
Accretion for mandatorily redeemable
 preferred stock                                      --              (41,667)        (1,013,352)
                                              ----------          -----------       ------------
Net loss for common stockholders              $ (110,044)         $(1,416,160)      $(12,185,406)
                                              ----------          -----------       ------------
Weighted average number of common shares
 outstanding - basic and diluted               4,085,000            4,087,334          4,133,428
                                              ----------          -----------       ------------
Net loss per share - basic and diluted          $(0.03)              $(0.35)           $(2.95)
                                                ======               ======            ======
